Exhibit 99.1

Press Release

FLEXSTEEL ANNOUNCES LEADERSHIP CHANGE

Dubuque, Iowa – September 11, 2018 – Flexsteel Industries, Inc. (NASDAQ:FLXS) announced that Karel Czanderna has retired from her positions as President, Chief Executive Officer and Director, effective September 9, 2018.

This decision was not the result of any dispute or disagreement with the Company or any matter related to the Company’s operations, policies, practices, management or Board of Directors.

Jeff Bertsch, a current Board member and Flexsteel’s former Senior Vice President of Corporate Services has been appointed Interim President. Mr. Bertsch will report to an Executive Committee of the Board, which will also help support the management of the Company during this interim period until a new President and Chief Executive Officer is appointed.  This Executive Committee is chaired by Tom Levine and includes fellow Board members: Mary Bottie, Michael Edwards, and Nancy Uridil. The Board has commenced a search for a permanent President and Chief Executive Officer with the assistance of a national executive search firm.

“The Board is appreciative of Karel’s contributions to Flexsteel during her over six years of service,” said Eric Rangen, Flexsteel’s Chairman of the Board.  “During her tenure, Karel has overseen a number of significant advancements to Flexsteel’s infrastructure and organization. The Board thanks Karel for the many contributions she made to Flexsteel.” Mr. Rangen further commented, “With his over 35 years of involvement with the Company, Jeff Bertsch is taking on the role of Interim President with the support of a strong Flexsteel senior management team, that will continue to focus on Flexsteel’s growth as one of this country’s largest furniture companies.”

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) incorporated in 1929 is celebrating its 125th anniversary of the Company’s founding in 1893. Flexsteel Industries, Inc. is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Over the generations, the Company has built a committed retail and consumer following based on its patented, guaranteed-for-life Blue Steel Spring™ – the all-riveted, high-carbon, steel-banded seating platform that gives upholstered and leather furniture the strength and comfort to last a lifetime.

With offerings for use in home, hotel, healthcare, recreational vehicle, marine and office, the Company distributes its furniture throughout the United States & Canada through the Company’s sales force and various independent representatives. Additional information about Flexsteel can be found at www.flexsteel.com.

CONTACT: Flexsteel Industries, Inc., Dubuque, IA

Eric S. Rangen, Chair Board of Directors 563-585-8121